EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
SCP POOLS INC.
INTO
SCP POOL CORPORATION
(Pursuant to Section 253 of the General Corporation Law of Delaware)

        SCP Pool Corporation, a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify:

        FIRST: That the Corporation is incorporated pursuant to the Delaware General Corporation Law.

        SECOND: That the Corporation owns all of the outstanding shares of each class of stock of SCP POOLS INC., a Delaware corporation.

        THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on May 9, 2006, determined to merge into itself said SCP POOLS INC., on the conditions set forth in such resolutions:

               RESOLVED, that the merger of SCP POOLS INC., with and into SCP Pool Corporation be, and it hereby is, approved (the “Merger”) and the Corporation hereby assumes all of the liabilities and obligations of SCP POOLS INC.;

               RESOLVED FURTHER, that said Merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or at such later time set forth therein;

               RESOLVED FURTHER, that upon effectiveness of said Merger, the name of the Corporation shall be changed to Pool Corporation and Article One of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

“ARTICLE ONE

        The name of the Corporation is Pool Corporation.”

               RESOLVED FURTHER, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge SCP POOLS INC. into the Corporation and to assume its obligations, and to so change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said Merger and change of name.

        FOURTH: The Corporation is the surviving corporation.

        FIFTH: The Merger shall be effective upon the filing of this Certificate with the Secretary of State of the State of Delaware.

        In Witness Whereof, the Corporation has caused this certificate to be signed by its duly authorized officer, this 16th day of May, 2006.

SCP POOL CORPORATION

By: /s/ Jennifer M. Neil
Jennifer M. Neil
Secretary